NEWS RELEASE	FLOTEK INDUSTRIES, INC.
FTK - AMEX Houston, Texas	Thursday, March 9, 2006 6:00 a.m. EST

FLOTEK INDUSTRIES, INC. ANNOUNCES 2005 RESULTS

HOUSTON, March 9, 2006 - Flotek Industries, Inc. (AMEX: FTK) announces record revenues of $52.9 million for the year ended December 31, 2005, an increase of 141.6% compared to $21.9 million for the year ended December 31, 2004. The increase in revenues is the result of increased market share with existing customers, the addition of new customers, and the acquisition of three drilling tool companies in 2005.

Income from operations for the year ended December 31, 2005 totaled $10.1 million, which was a 235.8% increase over $3.0 million in income from operations the previous year. Changes in income from operations for the primary divisions follows:

Chemicals and Logistics: Income from operations for the chemicals and logistics segment increased 73.0% from $4.7 million in 2004 to $8.2 million in 2005, based on sales in 2005 of $29.6 million. Organic growth in the segment resulted from increased market share, geographic expansion and the development of new proprietary products and product applications.

Drilling Products: The drilling products segment had a 1200.3% increase in income from operations from $0.4 million in 2004 to $4.7 million in 2005, based on sales in 2005 of $21.9 million. The acquisition of Spidle Sales and Service, Inc. in January 2005 and the acquisition of Harmon Machine Works, Inc. and Precision LOR in August 2005 significantly expanded our customer base, geographic footprint and line of products and services.

Production Products: The production products segment generated $0.2 million in income from operations in 2005 as compared to a loss from operations of $0.4 million in 2004. The turnaround in this group is a result of increased international sales into Central and South America, Russia and the Middle East.

General Corporate: Operating expenses for the general corporate segment increased to $2.9 million in 2005 from $1.7 million in 2004. As a percentage of revenues, these costs decreased from 7.9% in 2004 to 5.5% in 2005. The absolute increase is due to continued expansion of the Company, and the corporate personnel required to support a growing public company. In 2005, the Company incurred expenses and costs associated with the stock offering, proxy statement, and SB-2 registration statement, and expenses related to the listing on the American Stock Exchange

Financial Results (in millions, except per share amounts):

	Twelve Months Ended December 31,
	2005	2004
Revenue	$52.9	$21.9

Net Income	$7.7	$2.2

Basic EPS	$1.06	$0.32
Diluted EPS	$0.94	$0.31

For the year ended December 31, 2005, the Company had net income attributed to common stockholders of $7.7 million compared to $2.2 million in 2004. This translated to basic earnings per share of $1.06 and diluted earnings per share of $0.94 in 2005 from $0.32 basic earnings per share and $0.31 diluted earnings per share in 2004.

The Company recapitalized its senior debt facility in February 2005 and completed a successful $19.8 million private placement of common stock in August 2005. This coupled with strong earnings during 2005 increased stockholders' equity from $4.8 million as of December 31, 2004 to $35.2 million at December 31, 2005.

Jerry D. Dumas, Sr., Chairman and Chief Executive Officer, comments, “The 2005 fiscal year confirms our continued commitment to our mission statement of providing our customers with added value to enhance their performance. By focusing on this objective we have taken steps towards another important goal; building a firm for our employees who are dedicated to increasing significant shareholder value”.

Flotek Industries, Inc. (AMEX: FTK), will hold a conference call to discuss 2005 financial results which will be broadcast at www.flotekind.com.

Date & Time:	Thursday, March 9, 2006 3:00 PM CST (4:00 PM EST)

Dial-In Number:	888-217-1175 (U.S. & Canada) 706-758-9494 (International) Passcode 6409849

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at http://www.flotekind.com.

Forward-Looking Statements:

This Press Release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc. business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company's ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company's most recent filings on Form 10KSB (including without limitation in the "Risk Factors" Section) and Form 10-QSB, and in the Company's other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward- looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

CONTACT:
Flotek Industries, Inc.
Rosalie Melia, Corporate Secretary
713.849.9911